Exhibit 99.1

EVERCORE PARTNERS

FOR IMMEDIATE RELEASE

Evercore Partners Acquires a 50% Interest in G5 advisors, a Leading Independent Investment Bank in Brazil

New York, NY and São Paulo, Brazil — September 14, 2010 — Evercore Partners Inc. (NYSE: EVR) announced today that it has signed a definitive agreement to acquire a 50% interest in G5 advisors, a São Paulo-based independent investment banking boutique and investment management firm. G5 advisors’ partners have advised companies in a number of the largest and most complex transactions involving Brazilian companies over the past two decades. Under the terms of the purchase agreement, Evercore will pay $20 million in cash and securities at closing, with the potential for earn out payments based on performance through 2013. The transaction is expected to be moderately accretive to earnings under a range of growth rates for the business and is expected to close in early October 2010. Following the closing, the partners of G5 advisors will own the remaining 50% of the company. Evercore will have an opportunity to acquire the remaining 50% beginning in 2014.

G5 advisors was founded in 2007 by Mr. Corrado Varoli, a former Partner, Managing Director and Head of Latin America for Goldman Sachs, together with Marcelo Lajchter and Renato Klarnet. The company is a leading independent advisor in Mergers & Acquisitions (M&A), Restructurings, Wealth Management and Asset Management, with 45 employees and offices in São Paulo and Rio de Janeiro. G5 advisors’ senior partners have a unique wealth of relevant experience gained over decades of working at leading global financial firms in various markets around the world. Their business model is based on intellectual capital and a strong network of relationships, which is complementary to the business model and culture of Evercore.

G5 and Evercore initially established a strategic alliance in 2008 and both Evercore and G5 have a strategic alliance with Mizuho. In addition, Evercore has an M&A strategic alliance with CITIC Securities. G5 advisors has advised on more than R$ 10 billion of transactions since its founding and currently manages over R$ 4 billion of assets for institutional and high net worth clients.

“As we look ahead, we believe that the number of cross-border merger transactions will increase, and that Brazil and Latin America will be an increasingly important part of this trend. This transaction is an important part of our strategy to position Evercore’s Advisory business to capitalize on the increased globalization of Mergers and Acquisitions,” said Ralph Schlosstein, Evercore’s President and Chief Executive Officer. “Brazil also represents an important new market for wealth creation and, therefore, it is a great country in which to expand our wealth management and investment management activities. We are fortunate to have worked closely with G5 advisors for the past two years and are pleased to welcome them more fully into the Evercore family.”

“G5 has established itself as a leading independent investment banking boutique in Brazil,” said Corrado Varoli, Chairman and Chief Executive Officer of G5 advisors. “The combined experience and expertise of the Evercore/G5 team will strengthen that position and enable us to serve clients more broadly as Brazil and Latin America increase in significance in the global M&A marketplace.”

G5 advisors and Evercore Partners acted as their own respective financial advisor for the transaction.

Additional information regarding the transaction is available on the Investor Relations section of Evercore’s Web site at www.evercore.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of these words or other comparable words. All statements other than statements of historical fact included in this release are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q. The acquisition of G5 advisors is subject to various closing conditions that may not be satisfied, and the anticipated impact on our earnings from the acquisition is dependent upon G5 advisors achieving certain projected levels of growth. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this discussion. In addition, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Evercore Partners

Evercore Partners is a leading independent investment banking advisory firm. Evercore’s Investment Banking business advises its clients on mergers, acquisitions, divestitures, restructurings, financings, public offerings, private placements and other strategic transactions and also provides institutional investors with high quality research, sales and trading execution that is free of the conflicts created by proprietary activities; Evercore’s investment management business comprises wealth management, institutional asset management and private equity investing. Evercore serves a diverse set of clients around the world from its offices in New York, Boston, Houston, Los Angeles, San Francisco, Washington D.C., London, Mexico City and Monterrey, Mexico. More information about Evercore can be found on the Company’s Web site at www.evercore.com.

About G5 advisors

G5 advisors, established in 2007, is a leading independent investment banking boutique focused on M&A, wealth management, asset management and private equity. G5 advisors is headquartered in São Paulo and also has an office in Rio de Janeiro. More information about G5 advisors can be found on the Company’s Web site at www.g5advisors.com.

Evercore Investor Contact:

Bob Walsh

Chief Financial Officer, Evercore Partners

+1 212 857-3100

Evercore Media Contact:

Kenny Juarez

Abernathy MacGregor, for Evercore Partners

+1 212 371-5999

G5 advisors Media Contact:

Renato Klarnet

Partner, G5 advisors

+55 11 3014-6868